Exhibit 5.1

                         [SPECTRUM LAW GROUP LETTERHEAD]

File No.:

                                October 19, 2005

Quest Minerals & Mining Corp.
43 West 33rd Street, Suite 405
New York, New York 10001


Ladies and Gentlemen:

         As special counsel for Quest Minerals & Mining Corp. (the "Company"), we have examined its Certificate of Incorporation and Bylaws, as amended, and such other corporate records, documents and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the registration statement of the Company on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about October 19, 2005 (the "Registration Statement") covering the registration under the Securities Act of 1933, as amended, an aggregate of up to ten million (10,000,000) shares of common stock, $0.001 par value per share (the "Shares") to be issued pursuant to the 2005 Stock Incentive Plan No. 2 of the Company (the "Plan").

         Upon the basis of such examination, we are of the opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, duly and validly issued as fully paid and non-assessable securities of the Company.

         We wish to advise that members of this firm who have worked on the Registration Statement and their affiliates may receive a portion of the Shares to be issued pursuant to the Registration Statement.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,

                                       /s/ SPECTRUM LAW GROUP, LLP
                                       -----------------------------------------
                                       Spectrum Law Group, LLP